Exhibit 10.9.2

Execution Copy

First Amendment to Combination Agreement

entered into by

F5 Finishes, Inc.,

Patton 2013 Living Trust, Michael Patton and Lynn Anne Patton, Trustees,

Baxley Family Trust, Daniel S. Baxley and Rochelle H. Baxley, Trustees,

C & C Preston Family Trust, Cory G. Preston and Christine B. Preston, Trustees,

Delmar Vasquez

and

Premier Maintenance Group, Inc.

February 6, 2020

First Amendment to

Combination Agreement

This First Amendment to Combination Agreement (this “First Amendment”) is entered into as of February 6, 2020, by F5 Finishes, Inc. (“F5 Finishes”), Patton 2013 Living Trust, Michael Patton and Lynn Anne Patton, Trustees, Baxley Family Trust, Daniel S. Baxley and Rochelle H. Baxley, Trustees, and C & C Preston Family Trust, Cory G. Preston and Christine B. Preston, Trustee, and Delmar Vasquez (each a “Shareholder” and together the “Shareholders”), and Premier Maintenance Group, Inc., a California corporation (the “Company”).

Background:

A. On September 16, 2019, F5 Finishes entered into combination agreements for the combination of several companies (the “Combining Companies”) engaged in the business of selling, installing and maintaining flooring for commercial enterprises (the “Business”), in exchange for cash and shares of F5 Finishes common stock (the “Consideration”). The Company is one of the Combining Companies and entered that certain Combination Agreement between F5 Finishes and the Company dated as of September 16, 2019 (the “Company’s Combination Agreement”)

B. The Company, and each of the other Combining Companies, and F5 Finishes now desire to amend the combination agreements to make certain changes to the Combination Agreements.

Now, therefore, in consideration of their mutual promises and intending to be legally bound, the Parties agree as follows:

1. Definitions

Capitalized terms used, but not defined, in this First Amendment (including in the Background) are defined in the Company’s Combination Agreement.

2. Amendments

(a) Section 2.1(a)(3)(ii) shall be deleted in its entirety and replaced with the following:

“(ii) With respect to the Equity Consideration, each Shareholder shall receive that number of shares of F5 Finishes Stock equal to his, her or its Percentage Interest of seventy five percent (75%) of the Base Consideration divided by 10. In the event that the actual per share price of the F5 Finishes Stock is less than Nine Dollars ($9.00) per share, in addition to that number of shares of the F5 Finishes Stock described in the previous sentence, each Shareholder shall receive a convertible, subordinated promissory note substantially in the form as set forth in Exhibit A (each an “IPO Note”) with the principal amount equal to the Price Differential multiplied by the number of shares such Shareholder is entitled to as Equity Consideration as described in this paragraph. “Price Differential” shall mean the difference between (i) Nine Dollars ($9.00) per share and (ii) the greater of (x) Seven Dollars ($7.00) per share and (y) the actual IPO Share Price of the F5 Finishes Stock.”

(b) Section 2.1(a)(4) shall be deleted in its entirety and replaced with the following:

“(4) Twenty five percent (25%) of the Retained Earnings Distribution will be paid in cash at Closing (“RE Cash Consideration”), twenty five percent (25%) of the Retained Earnings Distribution will consist of F5 Finishes Stock (“RE Equity”) and fifty percent (50%) of the Retained Earnings Distribution will consist of a subordinated promissory note, substantially in the form as set forth as Exhibit B (the “RE Notes”). At Closing, F5 Finishes shall pay each Shareholder his, her or its Percentage Interest of the RE Cash Consideration. With respect to the RE Equity, within three Business Days after Closing, each Shareholder will receive that number of shares of F5 Finishes Stock equal to twenty five percent (25%) of his, her or its Percentage Interest of Retained Earnings Distribution divided by the IPO Share Price. With respect to the RE Note, within three Business Days after Closing (but in force and effect as of Closing), F5 Finishes will deliver a RE Note payable to each Shareholder in the principal amount equal to his, her or its Percentage Interest of fifty percent (50%) of the Retained Earnings Distribution. The Shareholders shall be entitled to the payment of any Closing Date Working Capital Surplus or any Final Working Capital Surplus if and only to the extent that such Closing Date Working Capital Surplus or Final Working Capital Surplus exceeds the aggregate amount of the Retained Earnings Distributions. For the avoidance of doubt, the Cash Consideration shall be reduced by the amount of the Closing Date Working Capital Deficit or the Final Working Capital Deficit, if any.”

(c) Section 8.1(k) shall be deleted in its entirety and replaced with the following:

“(k) the actual IPO Share Price of F5 Finishes Stock is at least Five Dollars ($5.00) per share;”

(d) Section 8.2(f) shall be deleted in its entirety and replaced with the following:

“(f) the actual IPO Share Price of F5 Finishes Stock is at least Five Dollars ($5.00) per share;”

3. Annex I - Definitions

The following definitions shall be deleted in their entirety from Annex I – Definitions attached to the Company Combination Agreement.

“Baseline IPO Share Price is defined in Section 2.1(a)(3)(ii).”

“IPO Valuation is defined in Section 2.1(a)(3)(ii).”

4. Annex I – Definitions

The following definitions shall be added, alphabetically, to the definitions set forth in Annex I – Definitions attached to the Company Combination Agreement.

“RE Cash Consideration is defined in Section 2.1(a)(4).”

“RE Equity is defined in Section 2.1(a)(4).”

5.  No Further Modification.

Except as specifically modified or amended by this First Amendment, all other terms and provisions of the Company Combination Agreement and all Exhibits and Annexes thereto are incorporated by reference in this First Amendment and in all respects continue in full force and effect.

6. Counterparts

This First Amendment may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument.

7. Governing Law

This First Amendment shall be governed by the internal Laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other state) that would cause the laws of any state other than the State of Delaware to govern this First Amendment.

8. Binding Effect

This First Amendment shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective heirs, legal representatives, successors and permitted assigns.

[Signature Pages to Follow]

In witness, the Parties have executed this First Amendment.

F5 Finishes, Inc.

By	/s/ Steven P. Colmar
Steven P. Colmar, Chief Executive Officer

Premier Maintenance Group, Inc.

/s/ Michael Patton
Michael Patton, President

Patton 2013 Living Trust

/s/ Michael Patton
Michael Patton, Trustee

/s/ Lynn Anne Patton
Lynn Anne Patton, Trustee

Baxley Family Trust

/s/ Daniel S. Baxley
Daniel S. Baxley, Trustee

/s/ Rochelle H. Baxley
Rochelle H. Baxley, Trustee

C & C Preston Family Trust

/s/ Cory G. Preston
Cory G. Preston, Trustee

/s/ Christine B. Preston
Christine B. Preston, Trustee

/s/ Delmar Vasquez
Delmar Vasquez

First Amendment to Premier Combination Agreement Signature Page